EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-267550, 333-269289, 333-274093 and 333-276755) of our report dated August 5, 2024, relating to the consolidated financial statements of Cosmos Health Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Cosmos Health Inc. and its subsidiaries for the year ended December 31, 2023.  Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP
New York, NY

August 5, 2024